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                             [CAFE ODYSSEY LOGO]

Dear Cafe Odyssey, Inc. Shareholders:

     RE: The upcoming shareholders meeting will take place on Thursday, August 19, 1999, at the Minneapolis Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota, 55416. PLEASE NOTE THAT THE MEETING WILL BEGIN PROMPTLY AT 3:00 P.M., WHICH TIME DIFFERS FROM THAT REFERENCED IN THE PROXY STATEMENT MAILED TO THE SHAREHOLDERS ON JULY 16, 1999.

     The period of time following the delivery of our annual report to the Cafe Odyssey shareholders has been both busy and exciting for the Company, its directors and employees and shareholders. During this time, the Company has seized what it views as a great opportunity to enhance the value of its business. As Cafe Odyssey's Chief Executive Officer and the Chairman of the Company's Board of Directors, I would like to take this opportunity to update and share with you the events of the past few months.

     Those of you who follow the news and read Cafe Odyssey's press releases already know that the Company is taking its first steps towards expanding into the Internet industry. On May 3, 1999, the Company signed a non-binding Letter of Intent to purchase popmail.com, a corporation providing attractive affinity-based email service to radio stations and their listeners.

     The definitive documents governing the Company's acquisition of popmail.com were executed by both parties on June 3, 1999, and the transaction closed into escrow on June 25, 1999. Final closing, which is expected to occur during our third quarter, is subject to the terms and conditions of the merger agreement. Such conditions include our receipt of approval from the Cafe Odyssey shareholders at our upcoming annual meeting and our receipt of acceptable financing in amounts sufficient to meet our obligation to repay certain debt related to the transaction.

     During the discussions and negotiations surrounding the acquisition of popmail.com, Cafe Odyssey began to view popmail.com as the first step in a potential full-fledged media-based strategy. Whereas the popmail.com vision is a large opportunity by itself, it also provides Cafe Odyssey with an opportunity to launch a broad range of specialized media-oriented businesses. Contemporaneously with the execution of the definitive popmail.com acquisition documents, Cafe Odyssey's Board of Directors approved a plan to pursue the growth of the Company's Internet division through acquisitions of other e-commerce companies related to the Company's base of customers. Cafe Odyssey views such acquisitions as an opportunity to become a leading provider of email services, permission-based email marketing, and branded web-based email in the fields of radio, television, newspaper, and sports/entertainment.

     Consistent with this strategy of branching into online commerce, Cafe Odyssey entered into a Letter of Intent on June 30, 1999, to buy Internet Community Concepts (ICC), a company providing Web content, e-commerce and advertising to radio stations.

     In addition to the contemplated Internet Community Concepts acquisition, Cafe Odyssey entered into a Letter of Intent on July 19, 1999, to purchase substantially all of the assets of ROI Interactive, LLC, a "permission marketing" email communications company which concentrates on the needs of its media, sports, and entertainment customers. The definitive documents governing Cafe Odyssey's acquisition of ROI Interactive have since been executed by both parties, and the transaction is projected to close shortly after the popmail.com merger.
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     On July 15, 1999, the Company announced plans to change its name from Cafe
Odyssey, Inc. to "PopMail.com, inc." We feel that this new name better reflects the expanding nature of the Company's business in general and its expansion into the Internet industry in particular. As with the acquisition of popmail.com, this name change is subject to approval by the Cafe Odyssey shareholders at the upcoming annual meeting, and will be effective upon the closing of the popmail.com transaction. Likewise, the above-referenced transactions with ROI Interactive and Internet Community Concepts are both contingent upon the closing of our transaction with popmail.com.

     While Cafe Odyssey's expansion into the Internet industry has been grabbing most of the recent Company-related headlines, the operation of our restaurant division, which develops, owns and operates upscale, casual-themed restaurants, has continued its success. In May, the Company closed on $2,000,000 in equity financing, which provides the Company with the needed financial resources to continue to offer guests the opportunity to savor our award-winning food while experiencing a journey to intriguing parts of the globe and traveling at different points in time.

     In early July 1999, Cafe Odyssey received national recognition when the Themed Entertainment Association announced that the Company will receive its acclaimed Thea Award for outstanding achievement in the restaurant category. The Thea awards ceremony will be held Saturday, September 18, 1999, at the Regent Beverly Wilshire Hotel in Beverly Hills, California. Cafe Odyssey, along with the other honorees, such as Disney and Bellagio, will receive a statue of Thea. The statue symbolizes the form and substance of imagination. We will continue our diligent management of this valuable restaurant property.

     As you are aware, the annual meeting of the Cafe Odyssey shareholders is quickly approaching. At the meeting, the shareholders will be voting on election of Directors, the merger with popmail.com and the change in the name of the Company to "PopMail.com, inc." The meeting will take place on Thursday, August 19, 1999, at the Minneapolis Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota, 55416. AGAIN, PLEASE NOTE THAT THE MEETING WILL BEGIN PROMPTLY AT 3:00 P.M., WHICH TIME DIFFERS FROM THAT REFERENCED IN THE PROXY STATEMENT MAILED TO THE SHAREHOLDERS ON JULY 16, 1999.

     I would like personally to extend to each shareholder an invitation to attend the annual meeting, along with your families, friends, business associates, and any other guests, all of whom are welcome to join this special event. I look forward to seeing you on the 19th of August.

                                          Very Truly Yours,
                                          /s/ Stephen D. King
                                          Stephen D. King, Chairman of the Board
                                          and Chief
                                          Executive Officer, Cafe Odyssey, Inc.

P.S.: As I'm sure you are getting accustomed to and weary of, my attorneys insist that for your benefit and the benefit of the Cafe Odyssey, I must conclude with the following statement:

     The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this letter (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to the receipt by the Company of Nasdaq approvals, the Company's receipt of certain financing and other statements relating to the business of the Company. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, shareholder approvals, satisfaction of the relevant NASDAQ listing requirements, and those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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          [CAFE ODYSSEY LOGO]
    4801 WEST 81ST STREET, SUITE 112
      BLOOMINGTON, MINNESOTA 55437